Exhibit 99.2


RF INDUSTRIES, LTD.                                        For Immediate Release
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RF Connectors/Aviel/Neulink/Bioconnect
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Investor Contact:                                         Company Contact:
Neil Berkman Associates                                   Howard Hill, President
(310) 277 - 5162                                          (858) 549-6340
info@berkmanassociates.com                                rfi@rfindustries.com
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                   RF Industries Acquires Worswick Industries


      SAN DIEGO, CALIFORNIA, September 13, 2005 . . . RF INDUSTRIES, LTD., (NASDAQ:RFIL) today announced that it acquired on September 1, 2005, for cash and equity consideration, the assets of Worswick Industries, Inc., a privately held San Diego, California-based manufacturer and supplier of custom and standard computer cabling and wire harness assemblies. Terms of the acquisition were not disclosed.

      "Worswick has a 23 year history supplying standard and custom cabling products to OEM, wholesale and retail markets. We believe this acquisition will complement and strengthen RFI's cable and coaxial cable business and provide for increased cross marketing opportunities of our broad line of connector and cable products to distributors, industrial, military, aerospace and government customers," said Howard Hill, president of RF Industires.

      "The acquisition of Worswick by RF Industries increases the customer base and sales potential of Worswick. RF Industries' existing connector and cable product customers provide a significant opportunity for enhancing the sales and distribution of Worswick's standard and custom cable and wire harness products," said Jesse Fuller, Director of Worswick Industries.

About Worswick Industries

      San Diego-based Worswick Industries employs four people and was profitable on sales of over $350,000 for its most recent fiscal year. In quantities of one or a thousand, Worswick sells cables and adapters for computer accessories and peripheral devices, including SVGA, DVI, SCSI, USB, KVM auto-switch boxes, serial, parallel, network coaxial, Fire-wire and other connectivity related applications. Worswick's OEM department specializes in custom wire harnesses and cables at any quantity or length.

About RF Industries

      RFI's RF Connectors division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave, and RF Connector solutions to aerospace, OEM and Government agencies. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.


 7610 Miramar Road, San Diego, CA 92126-4202 * (858) 549-6340 * (800) 233-1728
                               FAX (858) 549-6345
          E-mail: rfi@rfindustries.com * Internet: www.rfindustries.com


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